Exhibit 99.1

GTY Technology Holdings Inc., Led by William D. Green, Joseph M. Tucci and Harry L. You, Announces Pricing of $480 Million Initial Public Offering

LAS VEGAS, Oct. 26, 2016 /PRNewswire/ — GTY Technology Holdings Inc. (the “Company”) today announced the pricing of its initial public offering of 48,000,000 units at a price of $10.00 per unit. The units will be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “GTYHU” beginning October 27, 2016. Each unit consists of one of the Company’s Class A ordinary shares and one-third of one redeemable warrant of the Company. Each whole warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “GTYH” and “GTYHW,” respectively.

GTY Technology Holdings Inc., led by William D. Green, Joseph M. Tucci and Harry L. You, was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it intends to focus its search for a business in the technology industry, including software and services.

Citigroup Global Markets Inc. is serving as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 7,200,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 26, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Harry L. You
(702) 945-2898

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.